UNITED STATES OF AMERICA
                           BEFORE THE
              FEDERAL ENERGY REGULATORY COMMISSION

Monongahela Power Company,              )
Allegheny Energy Supply Company, LLC,   ) Docket No. EC00-____________
MP Transferring Agent, LLC, and         )
MP Genco, LLC                           )

                       JOINT APPLICATION
          UNDER SECTIONS 203 OF THE FEDERAL POWER ACT
        FOR THE DISPOSITION OF JURISDICTIONAL FACILITIES

          Pursuant  to  Section  203 of  the  Federal  Power  Act

("FPA"),  16 U.S.C.  824b (1994), and Part 33 of the Commission's

regulations  thereunder, 18 C.F.R. Part 33  (2000),   Monongahela

Power Company ("Mon Power"), Allegheny Energy Supply Company, LLC

("AE Supply"), MP Transferring Agent, LLC, ("Transferring Agent")

and   MP   Genco,  LLC  ("Genco")  (together,  the  "Applicants")

respectfully request expeditious Commission approval of the intra-

corporate transfers of jurisdictional assets summarized here  and described  in  more detail below.  The proposed transactions  are essentially the same as transactions authorized by the Commission in  the  past  year involving Mon Power's affiliates,  West  Penn

Power  Company  ("West  Penn") and  The  Potomac  Edison  Company

("Potomac").<F1>

          In   summary,  Mon  Power  proposes  to  transfer   the

following  jurisdictional assets to AE  Supply  in  a  three-step intra-corporate  realignment:  (1) the shares  of  jurisdictional step-up  transformers  allocable to Mon  Power's  Ohio  and  West

Virginia  service  areas; (2) securities evidencing  Mon  Power's ownership  share  of  Allegheny Generating Company  ("AGC"),  (3)

certain wholesale power purchase and supply agreements, including those jurisdictional agreements Mon Power may enter into between the  date  of  this  Application and the  date  of  the  proposed


<F1> The   Potomac  Edison  Company,  91  FERC   62,245   (2000);
     Allegheny Energy Supply Company, 89 FERC  62,063 (1999).

corporate  reorganization, and (4) Mon Power's pollution  control and  solid waste bonds associated with the transferred generating assets,  and  private placement debt to be issued in  the  fourth quarter  of  2000.  Mon Power proposes to transfer  these  assets temporarily to Transferring Agent, and then to Genco, before  the final  disposition to AE Supply.  Closing on the  transaction  is planned  for not later than January 15, 2001, to be effective  as of  January 1, 2001, assuming all necessary regulatory  approvals have  been obtained.  In further support, the Applicants show  as follows:

                        I.  Introduction

          The  proposed  transactions  implement  Ohio  and  West

Virginia  restructuring initiatives which  anticipate  Mon  Power providing retail choice to customers in Mon Power's Ohio and West

Virginia  service  areas  in  2001.   As  discussed  below,   the

Applicants  submit the proposed transactions will  not  adversely affect  competition,  rates or regulation,  and  are,  therefore,

consistent with the public interest.

                 II.  Description of the parties

           Mon  Power is a wholly-owned public utility subsidiary

of  Allegheny  Energy, Inc. ("AE"), a registered  public  utility holding  company.  Mon Power provides retail electric service  to its  franchised customers in portions of Ohio and West  Virginia.

In   addition  to  Mon  Power,  AE  has  two  other  wholly-owned franchised public utility subsidiaries:  West Penn, which  serves customers  in  portions of western and central Pennsylvania,  and

Potomac,  which  serves customers in portions of  Maryland,  West

Virginia and Virginia.

           AE  Supply  is  another  wholly-owned  public  utility

subsidiary  of  AE,  but  AE  Supply has  no  franchised  service

territory.    Rather,  AE  Supply  owns  and  operates   electric

generation facilities and markets power in competitive  wholesale and retail markets. The Commission has authorized AE Supply to sell power at wholesale at market-based rates. Allegheny Energy

Supply Company, 88 FERC   61,303 (1999).

           Transferring Agent is a soon-to-be-formed wholly-owned

limited  liability company subsidiary of Mon Power.  Transferring

Agent will be a Delaware limited liability company.

           Genco  also  is a soon-to-be-formed affiliate  of  Mon

Power  that  will  be a wholly-owned subsidiary  of  Transferring

Agent.  Genco will be a Delaware limited liability company.

                 III.  Description of the proposed transaction

           Mon  Power proposes to transfer to AE Supply  (1)  the

shares  of  Mon Power's generator step-up transformers listed  on

Schedule 1 and allocable to service in its Ohio and West Virginia service areas identified on Schedule 2, (2) 270 shares of  equity securities  in  AGC,  (3) certain wholesale  power  purchase  and supply contracts (including those Mon Power enters into prior  to

consummating   the   intra-corporate  reorganizations   described

herein),  and  (4)  the pollution control and solid  waste  bonds issued by Mon Power and listed on Schedule 3 which are related to the transferred generation, and $100 million of private placement debt  to  be  issued by Mon Power in the fourth quarter  of  2000 subject to the approval of the Securities and Exchange Commission

("SEC").

           To facilitate this transaction, Mon Power proposes  to

form  a  new,  wholly-owned subsidiary (Transferring  Agent)  and

transfer   to   Transferring  Agent  the  jurisdictional   assets

described above.  Transferring Agent will then form a new, wholly-

owned  subsidiary  (Genco), transfer all  of  the  jurisdictional

assets   it   receives  from  Mon  Power  to  Genco,   and   then

Transferring Agent will dissolve.  Finally, Genco will merge into

AE Supply and cease to exist as a separate corporate entity, with

AE  Supply  being the surviving company.  The end result  of  the
corporate   realignment   will  be  to   transfer   Mon   Power's

jurisdictional assets identified above to AE Supply.

           Mon  Power  owns or has an interest in the  generating

assets  located in Pennsylvania and West Virginia and  listed  on

Schedule  1.   Mon  Power's interests  in  the  output  of  these

facilities  are allocated approximately 132 percent to  Ohio  and

878  percent  to  West  Virginia.  These  allocation  percentages ordinarily fluctuate slightly over time because of variations  in load;  however, Mon Power has fixed the percentages at [May March

31,  2000].   Mon Power proposes to apply these fixed  percentage

allocations to the depreciated net book value of the assets being transferred as of the transfer date.

          The jurisdictional step-up transformers covered by this

Application  include 100 percent of Mon Power's ownership  shares in  each  of  the  following generating assets:  (1)  66  percent undivided  interest  in  the Albright Power  Station  located  in

Albright,  West  Virginia; (2) 25 percent undivided  interest  in

Fort  Martin  Power  Station No. 1 located  in  Maidsville,  West

Virginia; (3) 20 percent undivided interest in Fort Martin  Power

Station  No.  2  located  in Maidsville, West  Virginia;  (4)  25 percent undivided interest in the Harrison Power Station, located in Shinnston, West Virginia; (54) 27.5 percent undivided interest in  the  Hatfield's  Ferry Power Station, located  in  Masontown,

Pennsylvania; (65) 25 percent undivided interest in the Pleasants

Power  Station, located in Saint Mary's, West Virginia; (76)  100 percent  undivided interest in the Willow Island Station  located in  Willow  Island, West Virginia; and (87) 100 percent undivided interest  in  the Rivesville Station located in Rivesville,  West

Virginia.

           Mon  Power  also owns 270 shares (27 percent)  of  the

stock  of AGC, a Virginia corporation which it jointly owns  with

AE  Supply.  AGC owns a 40 percent undivided interest in the Bath

County  pumped  storage  hydroelectric  generating  facility  and

related  500  kV transmission line  ("Bath County").   Mon  Power
also  has  a  27 percent interest in a wholesale power  agreement among  Mon  Power, Potomac, West Penn and AGC, dated  August  24,

1981  ("APS Power Agreement"), governing the distribution of  the power  produced by the Bath County facility.  Pursuant  to  prior

Commission  authorization, Potomac's and West Penn's entitlements to this power have been assigned to AE Supply.

          Finally, Mon Power has the right to receive 3.5 percent

of the power participation benefits under the Inter-Company Power

Agreement,  dated  July  10, 1953 ("OVEC Agreement").   The  OVEC

Agreement obligates Mon Power to provide the Ohio Valley Electric

Corporation ("OVEC") with supplemental power (as defined  in  the agreement), and entitles Mon Power to receive surplus power (also as defined in the agreement).

     IV. The proposed transactions satisfy the requirements of Section 203 of the Federal Power Act

          The  proposed  transactions  are  consistent  with  the

public  interest standard of Section 203 of the FPA because  they will  have no measurable adverse affect on competition, rates  or

regulation.   To the contrary, the transaction will  promote  the

Commission's competition and comparability objectives through the

corporate   separation  of  Mon  Power's  generation   from   its

transmission and distribution functions.

A.   Legal Standard

          Section 203 of the FPA provides in pertinent part that:

          No   public  utility  shall  sell,  lease,  or
          otherwise   dispose  of  the  whole   of   its
          facilities subject to the jurisdiction of  the
          Commission, or any part thereof of a value  in
          excess of $50,000, or by any means whatsoever,
          directly  or  indirectly, merge or consolidate
          such facilities or any part thereof with those
          of any other person . . . without first having
          secured an order of the Commission authorizing
          it  to  do  so.  .  . . After  notice  and  an
          opportunity  for  hearing, if  the  Commission
          finds    that    the   proposed   disposition,
          consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same.

16 U.S.C.  824b(a) (1994).

          The   Commission   is  required  to  approve   proposed

transactions  under  Section  203  when  it  finds  them  to   be

compatible  with  the  public interest.  Pacific  Power  &  Light

Company  v.  FPC,  111  F.2d  1014,  1016-17  (9th  Cir.   1940).

Applicants, however, need not demonstrate that transactions  will positively benefit the public interest to satisfy the Section 203 standard.  Northeast Utilities Service Company v. FERC, 993  F.2d

937, 950 (1st Cir. 1993).

          The Commission has taken the position that dispositions

of  jurisdictional facilities that involve generating assets must satisfy the Section 203 public interest standard as set forth  in the  Commission's  Merger Guidelines.<F2>  E.g., Cambridge Electric

Light   Company,  85  FERC   61,217  (1998);  New  England  Power

Company,  82  FERC  61,179 (1998).  In applying this policy,  the

Commission  has stated that it seeks to determine  the  impact  a

proposed  transaction  will  have  on  competition,  rates,   and

regulation.  Cambridge, 85 FERC at p. 61,893.

B.   The Proposed Transaction Is Consistent With the Public Interest.

     1. The proposed transaction promotes important State and Federal objectives.

           The  proposed  transaction furthers the objectives  of

Ohio and West Virginia to implement retail competition.

           On  January 28, 2000 the West Virginia Public  Service

Commission  ("WVA  PSC")  issued  an  order  adopting  a   retail

restructuring  plan,  which was confirmed by  the  West  Virginia legislature  on  March  11, 2000, although the  legislature  made

final  implementation  contingent  upon  the  later  passage   of

necessary  tax  legislation  and  final  authorization   by   the

legislature.   West Virginia House Concurrent Resolution  No.  27

(Mar.  11,  2000).   On  August 14,  2000,  Mon  Power  filed  an


<F2>    Inquiry Concerning the Commission's Merger Policy Under the
     Federal Power Act:  Policy Statement, Order No. 592, 61 Fed.
     Reg. 68,595 (1996).

application with the WVA PSC requesting authorization to transfer its West Virginia generating assets to AE Supply, consistent with

West  Virginia's  retail access initiative.  Copies  of  the  WVA

PSC's retail restructuring order, the ratifying legislation,  and

Mon  Power's asset transfer application are attached at  Appendix

G.

           Similarly,  in  July 1999 the Ohio legislature  passed

restructuring  legislation which deregulated  all  generation  in

Ohio  beginning  January 1, 2001, and permitted the  transfer  of

generation  to  an affiliate without further Ohio  approval.   On

June  22,  2000,  Mon  Power  filed a  proposed  stipulation  and agreement  with the Public Utilities Commission of Ohio  ("PUCO")

for  approval  of  a  plan  for  transitioning  to  deregulation,

including  the  functional separation of Mon  Power's  generating assets from its transmission and distribution assets to implement

Ohio's retail restructuring legislation.  Among other things, the parties  to  the stipulation agreed and recommended to  the  PUCO that  Mon  Power  should be permitted to transfer its  generating assets  to  AE  Supply at net book value on or after  January  1,

2001.   A  Copy  of  Mon  Power's proposed  Ohio  stipulation  is

attached at Appendix G.

          The proposed transactions also further the Commission's

objectives in Order 888.<F3>  The Commission decided in Order 888 not  to  require  full  corporate unbundling  of  generation  and wholesale  merchant  functions from transmission  functions,  but instead  ordered  public utilities to implement  only  functional unbundling of these activities to ensure that they would provide open  access transmission service on a non-discriminatory  basis.

The Commission, however, encouraged utilities "to explore whether corporate  unbundling or other restructuring  mechanisms  may  be

appropriate  in  particular  circumstances."   Order  888  at  p.

31,655.


<F3>    Promoting  Wholesale Competition Through  Open  Access Non-
     Discriminatory  Transmission Services by  Public  Utilities;
     Recovery   of   Stranded  Costs  by  Public  Utilities   and
     Transmitting Utilities, Order No. 888, FERC Stats. & Regs. (Regulations Preambles) 31,036 (1996).

          The  proposed  transaction  substantially  reduces  the

amount  of  generation  directly  controlled  by  Mon  Power,   a

transmission   provider,  and  thereby   achieves   a   corporate

separation of assets that goes beyond the requirements  of  Order

888.   The  structural separation of Mon Power's  generation  and wholesale  merchant  activities from  its  transmission  function provides added assurance that Mon Power will provide transmission service on a comparable, non-discriminatory basis.

     2. The proposed transaction will have no adverse effect on competition.

          The   Commission  has  already  determined   that   the

Allegheny  Power  companies collectively lack  generation  market

power,  Allegheny  Power  Service Corporation,  82  FERC   61,245

(1998),  and  that AE Supply would not acquire generation  market power  as  a  result  of the transfer of West  Penn's  generating assets  to AE Supply.  Allegheny Energy Supply Company,  88  FERC

61,303  (1999).  Similarly, the proposed intra-corporate transfer of  generating assets, power supply agreements, and securities in

AGC  from Mon Power to its affiliate, AE Supply, will not  result

in  a  change  in  generation market concentration  levels.   See

Delmarva  Power  &  Light Company, 91 FERC  61,046,  mimeo  at  7

(Apr.  13,  2000)  ("The proposed transaction is  a  transfer  of jurisdictional  facilities within a family  of  corporations  and will  not result in a net loss of competitors from the generation market.");  Public  Service Electric and  Gas  Company,  88  FERC

61,299,   at  61,916  (1999)  (finding  no  increase  to   market

concentration  resulting  from  an  intra-corporate  transfer  of

generating  assets).   Thus, the proposed  transaction  will  not

adversely affect competition.

     3.    The proposed transaction will not adversely effect Mon

Power's rates.

          Mon Power's wholesale requirements customers and retail

customers  will  not  be  adversely  affected  by  the   proposed

dispositions.   These  customers  are  served  under  fixed  rate
contracts which expire November 30, 2000___________ and  have  no fuel clauses.  Thus, any costs which may arise as a result of the

proposed   dispositions  will  not  be   passed   through   these

requirements contracts.<F4>

          Pursuant  to  West Virginia's restructuring  plan,  Mon

Power's  rates for retail customers in West Virginia  are  frozen for  the first four years of retail access, with rates thereafter permitted  to  escalate in pre-set increments until the  eleventh year, at which time rates will be set by market prices.  WVA  PSC

January  28,  2000 order, Appendix A at 10.  Thus,  the  proposed transaction will not adversely affect rates to Mon Power's retail customers in West Virginia.

          Similar   to   West  Virginia,  Mon  Power's   proposed

restructuring  stipulation in Ohio includes  a  three  year  rate freeze (January 1, 2001 through December 31, 2003) for large commercial and industrial customers, and a five year rate  freeze

(January  1,  2001  through December 31,  2005)  for  residential

customers.   Residential  customers  will  also  receive  a  five

percent  discount  on  generation and regulatory  asset  charges.

Ohio Stipulation at 3-5.  Ohio retail ratepayers, therefore, will not be adversely affected by the proposed dispositions.



     4. The proposed transaction will have no adverse effects on regulation.

          Mon  Power  and AE Supply will remain subject  to  rate

regulation by this Commission.  Both Mon Power's and AE  Supply's retail  services will be subject to the jurisdiction of the  PUCO

and   the  WVA  PSC,  as  applicable.   Therefore,  the  proposed

transaction will not adversely affect regulation.

  V.  Requirement Under Part 33 of the Commission's Regulations

          In  accordance  with Section 33.2 of  the  Commission's

regulations  (18  C.F.R.  33.2 (2000)), the  Applicants  show  as follows:



<F4>    Mon Power provides requirements service in West Virginia to
     Harrison   Rural  Electric  Association,  the  CityTown   of
     Philippi, and the CityTown of New Martinsville.

A.   Section 33.2(a)

     The exact names and addresses of the principal business

     offices.

          Monongahela Power Company
          1310 Fairmont Avenue
          Fairmont, West Virginia  26554

          Allegheny Energy Supply Company, LLC
          RR 12, Box 1000
          Roseytown Road
          Greensburg, PA 15601

B.   Section 33.2(b)

     Name and address of the persons authorized to receive notices and communication in respect to application.

          David C. Benson
          Allegheny Energy Supply Company, LLC
          RR 12, Box 1000
          Roseytown Road
          Greensburg, PA 15601

          Patricia J. Clark             Raymond B. Wuslich
          Deborah J. Henry              Winston & Strawn
          Allegheny Power               1400 L Street, N.W.
          800 Cabin Hill Drive          Washington, D.C. 20005
          Greensburg, PA  15601         (202) 371-5700
          (724) 838-6217
          (724) 838-6894

C.   Section 33.2(c)

     Designation of the territories served by counties and

States.

          Mon  Power  was  incorporated  in  Ohio  in  1924,  and

operates  in  northern West Virginia and an adjacent  portion  of

Ohio in the service areas listed on Schedule 2.  Mon Power serves about  350,000 customers in a service area of about 11,900 square

miles  with  a  population  of  about  700,000.   There  are  two

municipal electric distribution systems and two rural electric cooperative associations in Mon Power's service area. Except for

one   of   the  cooperatives,  they  all  purchase  their   power

requirements from Mon Power.

          AE  Supply  has  no franchised service territory.   The

Commission has authorized AE Supply to sell power at market-based

rates.   See  Allegheny Energy Supply Company,  88  FERC   61,303

(1999).   Similarly, Transferring Agent and Genco will  not  have

franchised service territories.

D.   Section 33.2(d)

     A  general statement briefly describing the facilities owned
     or   operated  for  transmission  of  electric   energy   in
     interstate commerce or the sale of electric energy at wholesale in interstate commerce.

          Mon  Power.   Mon  Power owns and operates  generation,

transmission,  and  distribution facilities  to  serve  customers located in Ohio and West Virginia.  Mon Power also owns a portion of the securities of AGC (27 percent), which owns the Bath County generating station located in Virginia.  Mon Power's interests in generating facilities are listed on Schedule 1 hereto.  Mon Power also  has  various tariffs and rate schedules on  file  with  the

Commission,  and  is  a party to numerous wholesale  power  sales agreements.

          Mon  Power  also owns and operates approximately  2,547

pole miles of transmission lines in West Virginia and Ohio.  This includes 281 miles of 500-kV, 11 miles of 345-kV, 1,342 miles  of

138-kV, 307 miles of 69-kV, and 606 miles of 44-kV or less.   Mon

Power  owns  and operates 17,695 miles of distribution  lines  in

West Virginia and Ohio.

          AE  Supply.   AE  Supply owns and  operates  generation

facilities to serve customers in competitive retail and wholesale

markets.   See Allegheny Energy Supply Company, 89  FERC   62,063

(1999).   AE Supply also has market-based rate schedules on  file

with  the Commission.  Allegheny Energy Supply Company,  88  FERC

61,303 (1999).

          AGC.   AGC  is a Virginia corporation that  is  jointly

owned by AE Supply (73 percent) and Mon Power (27 percent).   AGC

has  1,000 shares of common stock outstanding, and Mon Power owns

270 of those shares.

          AGC's only asset is a 40 percent undivided interest  in

the  2100  MW Bath County, Virginia, pumped storage hydroelectric station and its connecting 85-mile 500 kV transmission line.  The remaining  60  percent interest in the station  and  transmission line  is  owned by Virginia Electric and Power Company ("VEPCO").

The Bath County facility was placed into commercial operation  in

December 1985.  AGC sells its 840 MW share of the facility to its two parent owners in proportion to their respective interests  in

AGC.   AE Supply's 73 percent interest in AGC entitles AE  Supply

to  about  613  MW  of output from Bath County.   AGC  sells  the

remainder of its share of Bath County to Mon Power.

E.   Section 33.2(e)

     Whether the application is for disposition of facilities by sale, lease, or otherwise, a merger or consolidation of facilities, or for purchase or acquisition of securities of a public utility, also a description of the consideration, if any, and the method of arriving at the amount thereof.

          The  application  is  for Commission  approval  of  the

transfer  by Mon Power to, and acquisition by, AE Supply  of  the

following:   (1)  step-up transformers associated  with  the  Mon

Power generating facilities identified on Schedule 1 hereto;  (2)

Mon  Power's  interests in wholesale power  supply  and  purchase agreements included in Exhibit H, as well as those Mon Power  may enter  into  after the date of this Application, but  before  the proposed  disposition takes place; (3) Mon Power's share  of  the securities  of  AGC;  and (4) Mon Power's pollution  control  and

solid  waste  bonds  listed  on  Schedule  3  hereto  which   are

associated  with  Mon Power's transferred generating  facilities,

and  $100 million of private placement debt to be issued  in  the fourth quarter of 2000, subject to SEC approval.

          The  depreciated net book value of Mon Power's  step-up

transformers  allocable to Mon Power's Ohio,  West  Virginia  and

wholesale   requirements  service  as  of  May   31,   2000   was

$4,200,27011,018,797.   [This is from  the  West  Virginia  asset

transfer  application.  Does it include only  the  West  Virginia

share?    If  so,  will  need  to  adjust  for  Ohio   and   FERC

jurisdictional  shares.]   There is no  consideration  associated

with  Mon Power's assignment of its rights and obligations  under the  power  purchase agreements to AE Supply.  The value  of  Mon

Power's share of the common stock of AGC to be transferred to  AE

Supply  is  $41,970,000.   Finally, AE  Supply  is  assuming  Mon

Power's  obligations under the pollution control and solid  waste

bonds   totaling  $106,910,000,  and  $100,000,000   of   private

placement debt to be issued by Mon Power in the fourth quarter of

2000.

F.   Section 33.2(f)

     A statement of facilities to be disposed of, consolidated, or merged, giving a description of their present use and of their proposed use after disposition, consolidation, or merger. State whether the proposed disposition of facilities or plan for consolidation or merger includes all the operating facilities of the parties to the transaction.

          The  proposed dispositions do not include  all  of  the

operating  facilities  of  Mon Power, but  only  those  described below:

          Step-up  Transformers.  Mon Power proposes to  transfer

the  step-up  transformers  associated  with  its  share  of  the generating facilities it is transferring to AE Supply  listed  on

Schedule 1.  These facilities are necessary to step up the output of  the  generating facilities to transmission level voltage  and transmit this power to the grid.  AE Supply will continue to  use

the   transformers  for  this  purpose  following  the   proposed

disposition.

          Power  Purchase  Agreements.   Mon  Power  proposes  to

transfer its rights under various power purchase agreements to AE

Supply  included  in  Exhibit H.  These  agreements  include  the following:

          The  APS Power Agreement dated August 4, 1981 among Mon

Power,  Potomac, West Penn and AGC provided for purchases by  Mon

Power,  Potomac, and West Penn of capacity and energy from  AGC's ownership  share  of  the  Bath County  Pumped  Storage  Project.

Purchases of AGC's entitlements are permitted up to the "Capacity

Responsibility  Ratio"  of  each  company  (as  defined  in   the

Agreement)  which is the ratio of the three highest  hours  of  a company's  retail demand during a calendar year  to  the  highest hourly demands for all three companies.  Rates for such purchases

have  been  accepted for filing by the Commission.   Potomac  and

West  Penn have assigned their interests in this agreement to  AE

Supply pursuant to Commission authorization.

          Mon  Power  is  also a party to an Inter-Company  Power

Agreement  ("OVEC Agreement") dated July 10, 1953 among  numerous utilities.<F5>  The  OVEC  Agreement  provides  for  participating companies (including Mon Power) to provide supplemental power  to enable OVEC to meet its requirements to the United States Atomic

Energy Commission ("AEC") under a separate agreement.  In return,

the  participating companies obtain the right to purchase surplus power from the OVEC project generating stations if and when power is available in excess of the power needed by OVEC to supply AEC.

Rates  for all transactions under the OVEC Agreement are on  file with the Commission.

          AGC  Securities.   Mon Power proposes to  transfer  270

shares of AGC common stock to AE Supply, which entitles Mon Power to approximately 227 MW of the output from the Bath County pumped storage  hydroelectric facility as described in  Section  33.2(d)

above.   A  copy  of  the Equity Agreement - Bath  County  Pumped



<F5> Other  parties  to  the agreement include  AE  Supply,  Ohio
     Valley Electric Corporation, Appalachian Power Company, The Cincinnati Gas & Electric Company, Columbus Southern Power Company, The Dayton Power and Light Company, Indiana Michigan Power Company, Kentucky Utilities Company, Louisville Gas and Electric Company, Ohio Edison Company, Ohio Power Company, Pennsylvania Power Company, Southern Indiana Gas and Electric Company, the Toledo Edison Company.

Storage  Project  ("AGC Equity Agreement"),  which  reflects  Mon

Power's  share, is attached at Exhibit H.  Potomac and West  Penn have  already transferred their interests in the Equity Agreement

to  AE  Supply  pursuant to prior Commission authorization.   Mon

Power  uses its share of the output from Bath County in  part  to serve  the  needs  of  its  retail  and  wholesale  power  supply customers  and  to  provide  ancillary  services  in  support  of transmission service provided by Allegheny Power.

          Following the proposed dispositions, AE Supply will use

its  power  entitlements to serve the needs  of  its  retail  and

wholesale   power  supply  customers  and  to  provide  ancillary

services  to  Allegheny Power in support of transmission.   These

services  may  include sales for resale to  Mon  Power  or  other franchised  or  non-franchised public utility affiliates  and  to unaffiliated power suppliers pursuant to the terms of Commission-

approved rate schedules.  In addition, AE Supply may make  retail sales to ultimate consumers consistent with applicable State law.

          New  Power  Purchase Agreements and Futures  Contracts.

Mon  Power  may  enter into additional power purchase  or  supply agreements,  including futures contracts, prior  to  closing  the

proposed  transactions.   Mon Power proposes  to  transfer  these

agreements to AE Supply as well.

          Pollution  Control  and Solid Waste Bonds  and  Private

Placement  Debt.   Finally, Mon Power proposes  to  transfer  its

liabilities   under  approximately  $106,910,000   of   pollution

control  and solid waste bonds identified on Schedule 3  to  this application.  These pollution control and solid waste  bonds  are associated with the generating facilities identified on  Schedule

1  and  are  necessary  for  the operation  of  these  generating facilities.  The tax exempt notes are issued by Mon Power to  the affected county governments. With the notes, Mon Power assumes the obligation to repay funds advanced by the county governments for  the purpose of installing pollution control and solid  waste disposal  equipment for generation.  Mon Power also  proposes  to transfer liabilities under $100 million of private placement debt to be issued in the fourth quarter, subject to SEC approval.  The

private     placement    debt    is    to    be    issued     for

_________________________________________________________________

G.   Section 33.2(g)

     A statement (in the form prescribed by the Commission's Uniform System of Accounts for Public Utilities and Licensees) of the cost of the facilities involved in the sale, lease, or other disposition or merger or consolidation. If original cost is not known, an estimate of original cost based, insofar as possible, upon records or data of the application or its predecessors must be furnished, together with a full explanation of the manner in which such estimate has been made, and a description and statement of the present custody of all existing pertinent data and records.<F6>

          Step-up  Transformers.  The original cost  of  the  Mon

Power    step-up    transformers   being    disposed    of    was

$11,018,797____________ [confirm], and the depreciated book value

of   those  transformers  and  lines  as  of  May  31,  2000  was

$4,200,27011,018,797.  [confirm]

          Power  Purchase  Agreements.  This requirement  is  not

applicable  with respect to Mon Power's assignment of  rights  to power purchase agreements.

          AGC Securities.  The value of Mon Power's 270 shares of

AGC  securities  was  $41,970,000 as of May 31,  2000.

          Pollution  Control  and Solid Waste Bonds  and  Private

Placement  Debt.  The total liability under Mon Power's pollution control  and  solid  waste  bonds identified  on  Schedule  3  is

$106,910,000  as of May 31, 2000.  In addition,  Mon  Power  will transfer  $100 million of private placement debt to be issued  in the fourth quarter of 2000, subject to SEC approval.

H.        Section 33.2(h)



<F6> The book value of the listed assets may vary slightly at the
     time   of   actual  disposition;  however,  the   Applicants
     anticipate that any such changes will not be material.

     A statement as to the effect of the proposed transaction upon any contract for the purchase, sale, or interchange of electric energy.

          The  proposed disposition will have no material  impact

upon  any  contract  for the purchase, sale,  or  interchange  of electric  energy in interstate commerce.  AE Supply  will  assume all Mon Power's obligations under the AGC and OVEC Agreements and the  AGC Equity Agreement.  Moreover, Mon Power will continue  to serve  its  wholesale customers under fixed rate  contracts,  and once  the  contracts  expire, these customers  will  be  free  to purchase their supplies in the competitive wholesale power market

from the cheapest available source.   Thus, Mon Power's wholesale

requirements  customers  will not be  affected  by  the  proposed transaction.

          Further,  under  West  Virginia's  restructuring  plan,

retail access will begin in West Virginia in 2001 (subject to the

passage   of  necessary  tax  legislation).   Mon  Power  remains

obligated to provide provider of last resort service to its  West

Virginia retail customers for at least the first six years  after

retail   choice  begins.   Mon  Power  will  meet   its   service

obligations  to its West Virginia customers through purchases  in

the  competitive  market, including from  AE  Supply.   The  West

Virginia's restructuring plan provides for a rate freeze  through

July  1,  2005, with limited rate increases thereafter until  the eleventh  year after competition begins.  Beginning in 2005,  and in  each  of the next three years, retail power supply rates  may increase  by the greater of two percent or the annual  percentage change in the Gross Domestic Product Price Index ("GDP-PI") minus one  percent.  In the eighth year (2009), rates may  increase  by the  lesser  of 10 percent or the amount necessary to  bring  the rate  to  90 percent of the market price for power for each  rate schedule, but in no event will the adjustment be less than  zero.

In the ninth year (2010), the rate will again be escalated at the greater of two percent or the annual percentage change in the GDP-

PI,  minus  one  percent.  The tenth years'  adjustment  will  be performed in the same manner as the eighth years', and beginning in the eleventh year the power supply rate will equal the market price  for comparable power for each rate schedule.  As a  result of  these  protections,  retail customers  in  Mon  Power's  West

Virginia service area will also not be adversely affected by  the proposed disposition.

          Mon Power's retail restructuring stipulation filed with

the  PUCO  provides for retail access to begin January  1,  2001.

Rates  for  large  commercial and industrial  customers  will  be frozen  until  December 31, 2003, and residential customers  will enjoy  a  five  percent rate reduction and  rate  freeze  through

December  31, 2005.  Mon Power agreed to forego the  recovery  of transition charges from large commercial and industrial customers after  December  31, 2003 in exchange for the shorter  transition period  for these customers.  Mon Power may apply to the PUCO  to shorten  these  transition periods, provided it  can  demonstrate that  at least 20 percent of its customers have elected to switch to  alternate suppliers after January 1, 2001.  Accordingly,  Mon

Power's Ohio retail ratepayers will not be adversely affected  by the proposed dispositions.



  I. Section 33.2(i)

     A statement as to whether or not any application with respect to the transaction or any part thereof is required to be filed with any other federal or state regulatory body.

          The  Applicants have filed an application for approvals

from  the Securities and Exchange Commission and a copy  of  that filing is attached as Exhibit G hereto.  Also attached as Exhibit

G  is a copy of Mon Power's proposed stipulation in Ohio, the WVA

PSC's January 28 order adopting a retail restructuring plan,  and

Mon  Power's  August  14, 2000 application to  the  WVA  PSC  for permission  to  unbundle  its generation  from  transmission  and distribution assets and transfer the unbundled generation  to  AE

Supply.   The Applicants do not believe they require any  further

authorizations (other than authorization from this Commission) to implement  the proposed transaction; however, in the  event  they
determine   that   further  authorizations  are   required,   the

Applicants  will  supplement Appendix  G  with  copies  of  those filings.

J.   Section 33.2(j)

     The facts relied upon by applicants to show that the proposed disposition, merger, or consolidation of facilities or acquisition of securities will be consistent with the public interest.

          The  Applicants  have provided an  explanation  of  why

their  proposed  dispositions  are  consistent  with  the  public interest under Section IV above.

K.   Section 33(k)

     A  brief  statement  of  franchises held,  showing  date  of expiration if not perpetual.

          Mon   Power.   Mon  Power  is  authorized  to   provide

generation, transmission and distribution service to portions  of

Ohio  and  West  Virginia as shown on Schedule  2.   Mon  Power's

franchised service obligation for bundled retail service in  West

Virginia terminates effective on January 1, 2001 (subject to  the passage of necessary tax legislation by the legislature) pursuant to the terms of the WVA restructuring plan adopted by the WVA PSC and  ratified by the West Virginia legislature (Exhibit  G).  Mon

Power's obligation to provide bundled retail service in Ohio will also  terminate  effective on January 1, 2001,  pursuant  to  the terms  Ohio's restructuring legislation.  Mon Power will continue to  provide  transmission, distribution,  and  supplier  of  last resort services to retail customers in Ohio and West Virginia, as

well   as  functional  wholesale  transmission  service  to   its

wholesale requirements customers.

          AE  Supply.   AE  Supply  does not  have  a  franchised

service area.

L.                  Section 33.2(l)

     A form of notice suitable for publication in the Federal Register, as well as a copy of the same notice in electronic format (in either ASCII text, Word Perfect 5.1 for DOC or Word Perfect 5.2 for windows format) on a 3 1/2" diskette marked with the name of the applicant and the words "Notice of Filing" which will briefly summarize the facts contained in the application in such way as to acquaint the public with its scope and purpose.

          A  draft notice suitable for publication in the Federal

Register  which  briefly summarizes the  facts  of  the  proposed disposition is attached as Schedule 4.  An electronic version  of the  draft  notice is separately enclosed on a  3  1/2"  computer diskette.

                           CONCLUSION

          For  the  foregoing  reasons,  Mon  Power,  AE  Supply,

Transferring  Agent,  and Genco respectfully request  expeditious

Commission approval under Section 203 of the Federal Power Act of the transactions described above.

                                   Respectfully submitted,


                                   Raymond B. Wuslich
                                   Winston & Strawn
                                   1400 L Street, N.W.
                                   Washington, D.C.  20005
                                   phone:  (202) 371-5700
                                   fax:    (202) 371-5950
                                   email:  rwuslich@winston.com

                                   Patricia J. Clark
                                   Deborah J. Henry
                                   Allegheny Energy Service Corporation
                                   800 Cabin Hill Drive
                                   Greensburg, PA  15601
                                   phone:  (724) 838-6217
                                   fax:    (724) 830-5184
                                   e-mail: pclark@alleghenyenergy.com
                                           dhenry1@alleghenyenergy.com

                                   Attorneys for the Applicants
August 31, 2000

                                                       Schedule 1









                   Monongahela Power Company's
                        Generating Assets

          Monongahela Power Company - Generation Assets

                                       Mon Power
     Power Station                   Ownership Share        Location

     Albright Power Station              66%                   WVA

     Fort Martin Power Station No. 1     25%                   WVA

     Fort Martin Power Station No. 2     20%                   WVA

     Harrison Power Station              25%                   WVA

     Hatfield's Ferry Power Station      27.5%                 WVA

     Pleasants Power Station             25%                   WVA

     Rivesville Power Station            100%                  WVA

     Willow Island Station               100%                  WVA

                                                       Schedule 2









                   Monongahela Power Company's
                    Franchised Service Areas

                                                       Schedule 3









                   Monongahela Power Company's
             Pollution Control and Solid Waste Bonds

                                                       Schedule 4









                 Form of Federal Register Notice